Management Fee Rates
PSF Portfolio	Fee Rate
Conservative Balanced	0.55% of average daily net assets
Diversified Bond	0.40% of average daily net assets
Equity	0.45% of average daily net assets
Flexible Managed	0.60% of average daily net assets
Global	0.75% of average daily net assets
Government Income	0.40% of average daily net assets
Government Money Market*	0.30% of average daily net assets
High Yield Bond	0.55% of average daily net assets
Jennison	0.60% of average daily net assets
Jennison 20/20 Focus	0.75% of average daily net assets
Natural Resources	0.45% of average daily net assets
Small Capitalization Stock	0.35% of average daily net assets
Stock Index	0.30% of average daily net assets up to $4 billion; 0.25% of average daily net assets over $4 billion
Value	0.40% of average daily net assets
SP International Growth	0.85% of average daily net assets
SP Prudential U.S. Emerging Growth	0.60% of average daily net assets
SP Small-Cap Value	0.90% of average daily net assets

* See Amendment to Management Agreement for the Government Money Market Portfolio.